As filed with the Securities and Exchange Commission on August 20, 2026
Registration No. 333-277158

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-277158
Under the Securities Act of 1933

LIBERTY BROADBAND CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	c/o Charter Communications, Inc. 400 Washington Blvd. Stamford, Connecticut 06902 (203) 905-7801 (Address and telephone number of Principal Executive Offices) (Zip Code)	47-1211994 (I.R.S. Employer Identification No.)

Jamal H. Haughton
Executive Vice President, General Counsel
and Corporate Secretary
Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
(203) 428-0238
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Steven A. Cohen, Esq.
John L. Robinson, Esq.
Steven R. Green, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On August 19, 2026, Liberty Broadband Corporation, a Delaware corporation (the “Registrant”), merged with Fusion Merger Sub 2, Inc., an indirect wholly owned subsidiary of Charter Communications, Inc. (“Charter” and such merger, the “Merger”), with the Registrant surviving the Merger as the surviving corporation and an indirect wholly owned subsidiary of Charter, and immediately following the Merger, the Registrant merged with and into Fusion Merger Sub 1, LLC, a direct wholly owned subsidiary of Charter (“Merger LLC” and such merger, the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as the surviving company and a direct wholly owned subsidiary of Charter. This Post-Effective Amendment is being filed by Merger LLC, as successor by merger to the Registrant, with the U.S. Securities and Exchange Commission (the “Commission”) to deregister any and all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-3, originally filed with the Commission on February 16, 2024 (Commission File No. 333-277158) (the “Registration Statement”), with respect to 5,380 shares of the Registrant’s Series C common stock, par value $0.01 per share, issuable upon the exercise of awards under the GCI Liberty, Inc. Transitional Stock Adjustment Plan.

As a result of the consummation of the Merger, the Registrant hereby terminates any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any and all of the Registrant’s securities that had been registered for issuance pursuant to the Registration Statement that remain unsold at the termination of the Registration Statement, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 20, 2026.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

FUSION MERGER SUB 1, LLC, as successor by merger to LIBERTY BROADBAND CORPORATION

By:	/s/ Jessica M. Fischer
Name:	Jessica M. Fischer
Title:	Chief Financial Officer